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                                   ADEXA, INC.

                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                                 AUGUST 24, 2000






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                                TABLE OF CONTENTS

                                                                                                               PAGE
1.  Registration Rights...........................................................................................2
         1.1  Definitions.........................................................................................2
         1.2  Request for Registration............................................................................3
         1.3  Company Registration................................................................................4
         1.4  Form S-3 Registration...............................................................................5
         1.5  Obligations of the Company..........................................................................6
         1.6  Information from Holder.............................................................................8
         1.7  Expenses of Registration............................................................................8
         1.8  Delay of Registration...............................................................................8
         1.9  Indemnification.....................................................................................9
         1.10  Reports Under Securities Exchange Act of 1934.....................................................11
         1.11  Assignment of Registration Rights.................................................................11
         1.12  Limitations on Subsequent Registration Rights.....................................................12
         1.13  "Market Stand-Off" Agreement......................................................................12
         1.14  Termination of Registration Rights................................................................13

2.  Covenants of the Company.....................................................................................13
         2.1  GAAP Accounting....................................................................................13
         2.2  Delivery of Financial Statements...................................................................13
         2.3  Inspection.........................................................................................14
         2.4  Stock Vesting......................................................................................14
         2.5  Proprietary Information and Inventions.............................................................15
         2.6  Right of First Offer...............................................................................15
         2.7  Board of Directors.................................................................................16
         2.8  Termination of Certain Covenants...................................................................17

3.  Miscellaneous................................................................................................17
         3.1  Successors and Assigns.............................................................................17
         3.2  Governing Law......................................................................................17
         3.3  Counterparts.......................................................................................17
         3.4  Titles and Subtitles...............................................................................17
         3.5  Notices............................................................................................18
         3.6  Expenses...........................................................................................18
         3.7  Entire Agreement; Amendments and Waivers...........................................................18
         3.8  Severability.......................................................................................18
         3.9  Aggregation of Stock...............................................................................18
         3.10  Prior Agreement...................................................................................18
         3.11  Confidentiality of Records........................................................................18

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                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                  THIS AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT is made as of the 24th day of August, 2000, by and among Adexa, Inc., a California corporation (the "Company"), and the investors listed on SCHEDULE A hereto, each of which is herein referred to as an "Investor" and the holders of Common Stock listed on SCHEDULE B hereto, each of which is herein referred to as a "Common Holder."

                                    RECITALS

                  WHEREAS, certain of the Investors (the "Existing Investors") hold shares of the Company's Series A Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the "Series A Preferred Stock"), and/or shares of the Company's Series B Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the "Series B Preferred Stock") and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Amended and Restated Investors' Rights Agreement dated as of July 2, 1998, among the Company and such Existing Investors (the "Prior Agreement");

                  WHEREAS, the Existing Investors are holders of at least a majority of the "Registrable Securities" of the Company (as defined in the Prior Agreement), and desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

                  WHEREAS, certain Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith among the Company and certain of the Investors (the "Series C Agreement"), which provides that as a condition to the closing of the sale of the Series C Preferred Stock, this Agreement must be executed and delivered by such Investors, Existing Investors holding at least a majority of the "Registrable Securities" of the Company (as defined in the Prior Agreement) and the Company.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

                  WHEREAS, in order to induce the Company to enter into the Series C Agreement and to induce certain of the Investors to invest funds in the Company pursuant to the Series C Agreement, the Prior Investors, the Common Holders and the Company desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

                  WHEREAS, the Prior Agreement may be amended with the written consent of the Company, the holders of a majority of the outstanding Registrable Securities (as defined in the Prior Agreement) held by the Investors and the holders of a majority of the Registrable Securities (as defined in the Prior Agreement) held by the Common Holders; and

                  WHEREAS, the Company, the holders of a majority of the outstanding Registrable Securities (as defined in the Prior Agreement) held by the Investors, and the holders of a majority of the Registrable Securities (as defined in the Prior Agreement) held by the Common Holders are parties hereto.

                  NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

                  1. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

                     1.1 DEFINITIONS. For purposes of this Section 1:

                         (a) The term "Act" means the Securities Act of 1933,
as amended.

                         (b) The term "Form S-3" means such form under the
Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                         (c) The term "Holder" means any person owning or
having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

                         (d) The term "Initial Offering" means the Company's
first firm commitment underwritten public offering of its Common Stock pursuant to a registration statement on Form S-1 under the Act.

                         (e) The term "1934 Act" means the Securities
Exchange Act of 1934, as amended.

                         (f) The term "register," "registered," and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                         (g) The term "Registrable Securities" means (i) the
Company's Common Stock ("Common Stock") issuable or issued upon conversion of the Company's Series A Preferred Stock ("Series A Preferred Stock), Series B Preferred Stock ("Series B Preferred Stock"), or Series C Preferred Stock ("Series C Preferred Stock") purchased pursuant to the Series A Preferred Stock and Warrant Purchase Agreement ("Series A Agreement"), Series B Preferred Stock Purchase Agreement ("Series B Agreement") or Series C Agreement respectively, (ii) the shares of Common Stock issued to the Common Holders; (iii) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock issuable or issued upon the exercise or "net issue exercise" of the warrant to purchase 228,012 shares of Series A Preferred Stock issued to Sutro & Co. on August 4, 1997; and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) and (iii) above, excluding in all cases, however,

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any Registrable Securities sold by a person in a transaction in which his rights under this Agreement are not assigned.

                         (h) The number of shares of "Registrable Securities"
outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

                         (i) The term "SEC" shall mean the Securities and
Exchange Commission.

                     1.2 REQUEST FOR REGISTRATION.

                         (a) Subject to the conditions of this Section 1.2,
if the Company shall receive, at any time after six (6) months after the effective date of the Initial Offering, a written request from either (i) the Investors holding fifty percent (50%) or more of the Registrable Securities then outstanding held by Investors or (ii) Common Holders holding fifty percent (50%) or more of the Registrable Securities then outstanding held by Common Holders (in either case, the "Initiating Holders"), that the Company file a registration statement under the Act covering the registration of at least thirty percent (30%) of the Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use its bests efforts to effect, as soon as practicable, and in any even within 120 days of the receipt of such request, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company's notice pursuant to this Section 1.2(a).

                         (b) If the Initiating Holders intend to distribute
the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.


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                         (c) The Company shall not be required to effect a
registration pursuant to this Section 1.2:

                             (i)  in any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

                             (ii) after the Company has effected two (2)
registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

                             (iii) during the period starting with the date
sixty (60) days prior to the Company's good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                             (iv)  if the Initiating Holders propose to
dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to Section 1.4 hereof; or

                              (v)  if the Company shall furnish to Holders
requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company's Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period.

                     1.3 COMPANY REGISTRATION.

                         (a) If (but without any obligation to do so) the
Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at least thirty (30) days prior to the filing of such registration statement, give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all reasonable efforts to cause to be registered


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under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                         (b) RIGHT TO TERMINATE REGISTRATION. The
Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

                         (c) UNDERWRITING REQUIREMENTS. In connection with
any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders; provided, that in any case at least two-thirds (2/3) of the Holders' securities so included are held by Holders other than Common Holders), but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other shareholder's securities are included, or (ii) notwithstanding (i) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

                     1.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of at least three hundred thousand (300,000) shares of Registrable Securities then outstanding (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:


                                       5


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                         (a) promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other Holders; and

                         (b) use its best efforts to effect as soon as
practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

                             (i)   if Form S-3 is not available for such
offering by the Holders;

                             (ii)  if the Holders, together with the holders
of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000;

                             (iii) if the Company shall furnish
to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period;

                             (iv)  if the Company has, within the
six (6) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or

                             (v)   in any particular jurisdiction
in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                         (c) Subject to the foregoing, the Company shall file
a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration or registrations effected pursuant to Sections 1.2.

                     1.5 OBLIGATIONS OF THE COMPANY. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:


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

                         (a) prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days provided, however, that such 90 day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

                         (b) prepare and file with the SEC such amendments
and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

                         (c) furnish to the Holders such numbers of copies of
a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                         (d) use all reasonable efforts to register and
qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                         (e) in the event of any underwritten public
offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

                         (f) notify each Holder of Registrable Securities
covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                         (g) cause all such Registrable Securities registered
pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

                         (h) provide a transfer agent and registrar for all
Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                         (i) use all reasonable efforts to furnish, at the
request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a


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registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such Securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed (x) to the underwriters, if any and (y) to the Holders requesting registration of Registrable Securities, but only if independent certified public accountants are permitted by their professional rules and practices to so provide such a letter to such Holders.

                     1.6 INFORMATION FROM HOLDER. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this
Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                     1.7 EXPENSES OF REGISTRATION. The Company shall pay all expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company (including the fees and disbursements of one special counsel to the selling Holders in an amount not to exceed $20,000). Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or
Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4. Except as set forth above, all fees and disbursements of counsel for the selling Holder or Holders incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4 shall be borne by the selling Holder or Holders who engaged such counsel, unless otherwise agreed in writing by and among such selling Holders.

                     1.8 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.


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

                     1.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 1:

                         (a) To the extent permitted by law, the Company will
indemnify and hold harmless each Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

                         (b) To the extent permitted by law, each selling
Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection l.9(b) exceed the net proceeds from the offering received by such Holder.

                         (c) Promptly after receipt by an indemnified party
under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

                         (d) If the indemnification provided for in this
Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this subsection 1.9(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                         (e) Notwithstanding the foregoing, to the extent
that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                         (f) The obligations of the Company and Holders under
this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                     1.10 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                         (a) make and keep public information available, as
those terms are understood and defined in SEC Rule 144, after ninety (90) days after the effective date of the Initial Offering;

                         (b) file with the SEC in a timely manner all reports
and other documents required of the Company under the Act and the 1934 Act;
and

                         (c) furnish to any Holder, so long as the Holder
owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

                     1.11 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner or shareholder of a Holder, (ii) is a Holder's family member or trust for the benefit of an individual Holder, or
(iii) after such assignment or transfer, holds at least seven hundred thousand (700,000) shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

                     1.12 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities held by the Investors and a majority of the Registrable Securities held by the Common Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to make a demand registration of their securities.

                     1.13 "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company's initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Company's initial public offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors, one percent (1%) security holders, and all other persons with registration rights enter into similar agreements. The underwriters in connection with the Company's initial public offering are intended third party beneficiaries of this
Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

                  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. This Section 1.13 shall not apply to transactions relating to shares of Common Stock or other securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock acquired in connection with the Initial Offering or in open market transactions after the consummation of the Initial Offering. The terms of Section 1.13 may not be amended as to any Investor that is an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), without the consent of such investment company nor may the terms of Section 1.13 be amended as to Amerindo Investment Advisors Inc. or its affiliates without the consent Amerindo Investment Advisors Inc.

                  In addition, any such lock-up shall provide that any release from the provisions of such lock-up shall be made pro-rata among shareholders that are locked-up based on their respective holdings of locked-up shares; provided, however, that up to 250,000 shares (as adjusted for stock splits, stock dividends, combinations and other recapitalizations) of Common Stock may be released on a non pro-rata basis.

                     1.14 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Section 1 shall terminate and be of no further force and effect five (5) years after the date of the Company's Initial Offering. In addition, a Holder's registration rights shall expire if (i) the Company has completed is Initial Offering and is subject to the provisions of the 1934 Act, (ii) such Holder (together with its affiliates, partners and former partners) holds less than 1% of the Company's outstanding common stock (treating all shares of convertible preferred stock on an as converted basis),
(iii) all Registrable Securities held by and issuable to such Holder may be sold under Rule 144 during any ninety (90) day period, and (iv) the Company's common stock is traded on a national exchange or Nasdaq.

            2.       COVENANTS OF THE COMPANY.

                     2.1 GAAP ACCOUNTING. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

                     2.2 DELIVERY OF FINANCIAL STATEMENTS. The Company shall deliver the following:

                         (a) to each Investor, as soon as practicable, but in
any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                         (b) to each Major Investor (as defined below), as
soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

                         (c) to each Major Investor, as soon as practicable,
but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail and including a comparison to plan figures for such period;

                         (d) to each Major Investor, as soon as practicable,
but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

                         (e) to each Major Investor, using its best efforts
within twenty-four (24) hours of such event, a notice via facsimile sent to such person designated to obtain such notices,

                             (i)   that the Company has filed a
registration statement under the Securities Act for purposes of a public offering of securities of the Company;

                             (ii)  if the Company issues a press
release;

                             (iii) if the Company issues
additional shares of capital stock;

                              (iv) if there is a change in any of
the key personnel of the Company;

                               (v) if there is a change in control
of the Company; and

                              (vi) if there is any other material
corporate event.

                         (f)  with respect to the financial statements
called for in subsections (b) and (c) of this Section 2.2, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

                         (g)  such other information relating to the
financial condition, business, prospects or corporate affairs of the Company as any Major Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (g) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

                     2.3 INSPECTION. The Company shall permit each Major Investor, at such Major Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.3 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

                     2.4 STOCK VESTING. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting on terms no more favorable than as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person's services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years. With respect to any shares of stock purchased by any such person, the Company's repurchase option shall provide that upon such person's termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

                     2.5 PROPRIETARY INFORMATION AND INVENTIONS. The
Company covenants to take appropriate actions, by way of agreements or instructions, to protect improper disclosure and use of Company confidential information by its and its subsidiaries' employees and to obtain appropriate rights in the inventions of such employees.

                     2.6 RIGHT OF FIRST OFFER. Subject to the terms and conditions specified in this paragraph 2.6, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). A "Major Investor" shall mean any Investor or permitted transferee that holds at least seven hundred thousand (700,000) shares of Registrable Securities or Common Holder holding at least four million (4,000,000) shares of Registrable Securities, as adjusted for stock splits, stock dividends, combinations and other recapitalizations. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

                  Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions.

                         (a) The Company shall deliver a notice in accordance
with Section 3.5 ("Notice") to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

                         (b) By written notification received by the Company,
within fifteen (15) calendar days after receipt of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then held, by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full exercise of all outstanding options and warrants, and full conversion of all outstanding convertible securities) prior to the issuance of the Shares. The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (a "Fully-Exercising Investor") of any other Major Investor's failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

                         (c) If all Shares that Investors are entitled to
obtain pursuant to subsection 2.6(b) are not elected to be obtained as provided in subsection 2.6(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.6(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

                         (d) The right of first offer in this paragraph 2.6
shall not be applicable to (i) the issuance or sale of Common Stock (or options therefor) to employees, directors and consultants in transactions approved by the Company's Board of Directors; (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance of stock, warrants or other securities or rights to persons or in connection with equipment leasing or debt financing transactions with a bank, venture leasing company or other similar institution, approved by the Company's Board of Directors, or (vi) securities issued pursuant to any rights or agreements outstanding as of the date of this Agreement.

                     2.7 BOARD OF DIRECTOR APPROVAL. The Company shall not without the approval of a majority of the Board of Directors take the following actions:

                         (a) issue any equity securities (other than shares
of Common Stock (or options therefor) to employees, directors and consultants for the primary purpose of soliciting or retaining their services) or rights to purchase any equity securities;

                         (b) declare any dividend with respect to the
Company's equity securities'

                         (c) incur any long-term debt in the
principal amount in excess of $1,000,000;

                         (d) sell, lease or otherwise dispose of a
material portion of the Company's assets outside the ordinary course of business;

                         (e) incur a capital expense in excess of
$1,000,000 or any other expense in excess of $1,000,000 not included in the Company's annual budget;

                         (f) make material changes in the Company's
accounting methods or accounting policies;

                         (g) amend the Articles of Incorporation or
Bylaws to alter the size of the Board of Directors; or

                         (h) amend this Section 2.7.

                     2.8 REMUNERATION AND THE 1940 ACT.

                         (a) The Company shall not, directly or indirectly,
pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise to any Investor or other shareholder of the Company as consideration for or as an inducement to entering into by any Investor or other shareholder of the Company of any waiver or amendment of any of the terms and provisions of this Agreement, the Ancillary Agreements or the Amended and Restated Articles of Incorporation which affects any Investors' rights as an investor, unless such remuneration is concurrently paid, on the same terms, ratably to all Investors whether or not such Investors grant such wavier or agree to such amendment.

                         (b) The Company shall not become an "investment
company" or a company "controlled" by an "investment company," within the meaning of the 1940 Act. In the event the Company breaches the foregoing, the Company shall forthwith notify the Investors and shall take immediate corrective action to remedy such breach.

                     2.9 TERMINATION OF CERTAIN COVENANTS. The covenants set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7 and 2.8 shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

                  3. MISCELLANEOUS.

                     3.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                     3.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

                     3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                     3.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                         3.5 NOTICES. Unless otherwise provided, any notice
required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                         3.6 EXPENSES. If any action at law or in equity is
necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                         3.7 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This
Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the holders of a majority of the Registrable Securities held by the Investors (voting as a separate class) and the holders of a majority of Registrable Securities held by the Common Holders (voting as a separate class). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

                         3.8 SEVERABILITY. If one or more provisions of this
Agreement are held to be unenforceable under applicable law the parties agree to negotiate the provision in good faith. In the event the parties cannot reach a mutually agreeable and enforceable replacement for such provision then (a) such provision shall be excluded from this Agreement and (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                         3.9 AGGREGATION OF STOCK. All shares of Registrable
Securities held or acquired by affiliated entities or persons, or investment companies managed by the same investment advisor, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                         3.10 PRIOR AGREEMENT The rights under the Prior
Agreement, including without limitation the preemptive rights set forth in
Section 4 of the Prior Agreement with regarding to the Series B Agreement, are hereby waived. Except for Section 3.11 of the Prior Agreement, the Prior Agreement is hereby superseded in its entirety and shall be of no further force and effect.

                         3.11 CONFIDENTIALITY OF RECORDS. Each Investor agrees
to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor for the exclusive purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of and agrees to the confidentiality provisions of this Section 3.11.

                                   Schedule A

                              Schedule of Investors

NAME                                                                          NUMBER OF SHARES
----                                                                          ----------------
SERIES A

David L. Anderson, Trustee of the Anderson Living Trust, 1/22/98                        98,120
Arbor Company                                                                           42,356
G. Leonard Baker, Jr.                                                                   98,120
Nima Bakhtiary                                                                          42,352
Y. Eric Cho                                                                             84,713
Coxe, Tench, Trustee of the Coxe/Otus Revocable Trust, 4/23/98                         134,759
Daou Tech, Inc.                                                                        169,426
James C. Gaither                                                                         8,807
Janet Greenbaum, Wells Fargo Bank, Trustee SHV M/P/T FBO Tench Coxe                    118,369
Timothy M. Haley                                                                        42,356
Sherryl W. Hossack Wells Fargo Bank,                                                     1,589
Trustee SHV M/P/T
William and June Lattin Revocable                                                       42,356
Living Trust
Krishna Rangarajan                                                                       4,237
Krishna Rangarajan and Ashu Suri                                                        42,356
Allan Rosencwaig                                                                        42,356
Brooke A. & Patricia Seawell, TTEES,                                                    50,000
Seawell Revocable Trust
Martin J. Sprinzen,                                                                     42,356
Stanford University                                                                     42,356
Sutro Group                                                                             42,356
Sutter Hill Associates                                                                 723,263
Sutter Hill Entrepreneurs Fund (AI), LP                                                 19,572
Sutter Hill Entrepreneurs Fund (QP), LP                                                 49,557
Sutter Hill Ventures, A California Limited Partnership                               1,978,906
Paul M. Wythes, and Marsha R. Wythes, Trustees of the Wythes Living                     43,288
Trust, 7/21/87
The Wythes 1999 Grandchildrens' Trust, Jennifer W. Vettel, Paul M.                      13,124
Wythes, Jr. and Linda W. Knoll, Trustees
William H. Younger, Jr., Trustee, The Younger Living Trust, 1/20/95                     98,120


SERIES B

David L. Anderson                                                                        8,771
Trustee of the Anderson Living Trust, 1/22/98
David L. Anderson, Trustee                                                               7,691




NAME                                                                          NUMBER OF SHARES
----                                                                          ----------------
Anvest, L.P.                                                                             7,691
G. Leonard Baker, Jr.                                                                   15,382
G. Leonard Baker, Jr.                                                                    8,771
Tench Coxe, Trustee                                                                      3,582
Tench Coxe, Trustee of the Coxe/Otus Revocable Trust, 4/23/98                           12,047
G & H Partners                                                                           7,259
James C. Gaither                                                                           787
Sherryl W. Hossack                                                                          48
John Hsuan                                                                              60,606
Information Technology Ventures II, L.P.                                             1,751,491
ITV Affiliates Fund II, L.P.                                                            66,691
Sherryl W. Hossack (Keough)                                                                145
Raymond Soong                                                                          121,212
Sutter Hill Entrepreneurs Fund (AI), LP                                                  1,750
Sutter Hill Entrepreneurs Fund (QP), LP                                                  4,430
Sutter Hill Ventures, A California Limited Partnership                                 176,902
Tench Coxe (Keough)                                                                     10,743
The Lin Family Trust                                                                    60,606
TOW Partners                                                                            14,325
Chih-Hao Tsao                                                                           60,606
UMB Bank, Trustee for Gunderson                                                            317
Paul M. and Marsha R. Wythes,                                                            3,870
Trustees of the Wythes Living Trust, 7/21/87
The Wythes 1999 Grandchildrens' Trust, Jennifer W. Vettel, Paul M.                       1,173
Wythes, Jr., and Linda W. Knoll, Trustees
William H. Younger, Jr., Trustee, The Younger Living Trust, 1/20/95                      8,771
William H. Younger, Jr., Trustee                                                        16,151
Wen-Chen Yuan                                                                           60,606

SERIES C

Seligman New Technologies Fund, Inc.                                                    98,003
Seligman New Technologies Fund II, Inc.                                                562,080
Seligman Investment Opportunities (Master) Fund - NTV Portfolio                         32,213
Seligman Investment Opportunities (Master) Fund - NTV II Portfolio                      50,400
Seligman New Technologies Venture Fund LLC                                              44,705
Amerindo Internet Fund PLC                                                             113,510
Amerindo Technology Growth Fund II Inc.                                                 78,740
Emerging Technology Portfolio                                                          113,510
Mitchell Bartlett                                                                        1,200
Krista Bessinger                                                                         2,400
Daniel Chapey                                                                            2,000
William F. Hartfiel, III                                                                 1,600
James Stableford                                                                         2,000
Vitria Technology, Inc                                                                 236,220
DRW Venture Partners LP                                                                 59,055

                                       ii



NAME                                                                          NUMBER OF SHARES
----                                                                          ----------------
Information Technology Ventures II, L.P.                                                56,889
ITV Affiliates Fund II, L.P                                                              2,166
Sutter Hill Ventures, A California Limited Partnership                                  69,029
Sutter Hill Entrepreneurs Fund (AI), L.P.                                                  683
Sutter Hill Entrepreneurs Fund (QP), L.P.                                                1,729
Paul M & Marsha R. Wythes, Trustees, The Wythes Living Trust (7/21/87)                   1,510
TOW Partners, A California Limited Partnership                                           5,513
The Wythes 1999 Grandchildren's Trust Jennifer W. Vettel, Paul M.                          458
Wythes, Jr., and Linda W. Knoll, Trustees
David L. Anderson, Trustee, The Anderson Living Trust, U/A/D 1/22/98                     8,033
G. Leonard Baker, Jr.                                                                    8,033
William H. Younger, Jr. Trustee, The Younger Living Trust, U/A/D 1/20/95                 8,287
Tench Coxe, Trustee, The Coxe/Otus Revocable Trust, U/A/D 4/23/98                        8,781
James C. Gaither                                                                         2,953
Gregory P. and Sarah J.D. Sands, Trustees, The Gregory P. and Sarah                      1,181
J.D. Sands Trust Agreement dated 2/24/99
Lawrence Ebringer                                                                        1,181
Sherryl W. Hossack                                                                         295
Michele Y. Phua                                                                            148
Lynne M. Brown                                                                             148
Patricia Tom                                                                               148

                                       iii





                                   Schedule B

                                 Common Holders

NAME                                                                          NUMBER OF SHARES
----                                                                          ----------------
Farhad Hadavi,                                                                         300,000
Dr. K. Cyrus Hadavi                                                                  8,700,000
Kameron Hadavi                                                                       1,000,000






                                        iv